Exhibit 99.1

FOR IMMEDIATE RELEASE, 8/28/03

Contact: Jim Marshall, Richards Communications – (216) 514-7800

Contact: Ed Freshman, GEO Specialty Chemicals, Inc. – (216) 464-8336

GEO SPECIALTY CHEMICALS, INC. OBTAINS BANK AMENDMENT

CLEVELAND, Ohio, August 28, 2003: GEO Specialty Chemicals, Inc. has successfully obtained an amendment to its Senior Credit Agreement. The amendment allows for continued access by GEO to its revolving loan facility and the payment of interest due to the holders of GEO’s 10  1/8% Senior Subordinated Notes due 2008 within the 30- day grace period that commenced on August 1, 2003. As part of the amendment, $6.1 million of additional funding was obtained through the issuance of a Senior Promissory Note. CIBC World Markets advised GEO in connection with the amendment.

“With the amendment and the payment of the interest due to our bondholders, GEO now has the flexibility and the liquidity needed to pursue its business plans” stated William P. Eckman, GEO’s Chief Financial Officer.

GEO is a global manufacturer of specialty chemicals serving the water-treatment, rubber and plastics, coating, construction, opto-electronics and compound semiconductor industries. GEO has seventeen plants in the USA, two plants in Europe, and one in Australia.

Statements contained in this press release that are not historical facts are forward-looking statements. In addition, GEO, through its senior management, may from time to time make forward-looking public statements concerning the matters described in this press release. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. GEO’s actual results may differ materially from the results anticipated in these forward- looking statements as a result of a variety of factors, including those identified in this press release and in the public filings made by GEO with the Securities and Exchange Commission, including GEO’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q, and forward-looking statements contained in this press release or in other public statements of GEO or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.